Exhibit 99.1

MAXIMUS Awarded New Health and Work Service Program for the United Kingdom’s Department for Work and Pensions

RESTON, Va.--(BUSINESS WIRE)--July 25, 2014--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, announced today that its wholly owned subsidiary, Health Management Limited, will operate the new Health and Work Service (HWS) program on behalf of the United Kingdom’s Department for Work and Pensions (DWP). The 63-month contract will begin on August 1, 2014 and will run through October 31, 2019.

The goal of the HWS program is to help employees manage their medical conditions more effectively by providing timely access to clinical services for non-emergency care and get them on a path to return to work. Under the program, Health Management clinicians will offer medical assessments and return-to-work plans for employees who have been absent from work for four consecutive weeks due to illness. Clinicians will conduct consultations to identify the factors preventing an employee from returning to work and then recommend a return-to-work plan.

The service will launch on a phased basis beginning with the North of England, Midlands and Wales by late 2014, then nationally by May 2015. While these services are available to all employees, given the qualifying length of absence, most referrals will likely come from general practitioners, as well as employers who do not have existing occupational health programs.

“The Health and Work Service program is a natural opportunity to demonstrate Health Management’s expertise as the UK’s largest occupational health care provider and an important step in our long-term goal of expanding in this important market,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS. “While we expect an initial start-up loss due to the nature of the contract, the overall program economics are strong and once ramped, the contract is in-line with our targeted range of portfolio performance. This is a great example of the opportunities that we have to continue our growth and generate long-term shareholder value, while at the same time delivering our clients the outcomes that matter to their programs. We remain firmly committed to delivering the highest level of service to the Department for Work and Pensions as well as the individuals served by the HWS program.”

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 11,000 employees worldwide. For more information, visit www.maximus.com.

About Health Management

Health Management, a MAXIMUS Company, is the UK’s largest independent occupational health provider, currently serving approximately 450 large public and private sector clients, who together employ approximately two million individuals. Health Management's health assessment services include health questionnaires, sickness absence referrals, pension appeals and on-site health services. Health Management employs the largest team of consultant occupational health physicians, who lead an established clinical team operating across more than 45 Health Management clinics and at more than 80 client sites throughout the UK. Health Management also manages a network of 200 occupational health and other specialist practitioners. Health Management is accredited to ISO 9001, ISO 27001 and SEQOHS, and has been ranked by the Sunday Times as one of the top 100 Best Companies to Work for in the UK. Learn more at www.healthmanltd.com.

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com